UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2021
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 6, 2021, Melissa Thomas, Chief Financial Officer of Groupon, Inc. (the “Company”), notified the Company of her decision to resign, effective November 4, 2021, in order to pursue a new opportunity at another company. Ms. Thomas’ resignation is unrelated to any disagreement with the Company.
On October 12, 2021, the Company appointed Damien Schmitz, as Interim Chief Financial Officer, effective November 5, 2021.
Mr. Schmitz, age 43, has led the Company’s global commercial finance function as Senior Vice President, Finance since October 2021, and Vice President, Finance since January 2019. He previously served as Vice President, Finance and Chief Financial Officer, International from January 2018 to January 2019 and in various finance leadership roles at the Company since October 2012, including Senior Director, Global FP&A since September 2016. Prior to joining the Company, Mr. Schmitz held consulting roles with PwC and 3M.
In connection with Mr. Schmitz’s appointment as Interim Chief Financial Officer, he will receive a monthly stipend of $18,750 (in addition to his current base salary), to be paid each month in which he serves (for the full or partial month) as Interim Chief Financial Officer. In addition, Mr. Schmitz will receive a restricted stock unit award (“RSUs”) under the Groupon, Inc. 2011 Incentive Plan, as amended, with a value equal to $300,000. The RSUs will vest 100% on August 15, 2022. Mr. Schmitz will also receive a one-time cash bonus of $162,500, which will be payable on August 15, 2022. The vesting of RSUs and payment of the one-time cash bonus are subject to Mr. Schmitz’s continued employment with the Company on August 15, 2022.
For so long as Mr. Schmitz serves as the Company’s Interim Chief Financial Officer, he will receive severance benefits upon a termination of employment without cause or for good reason equal to (i) 12 months of his salary, monthly stipend (if still in effect upon Mr. Schmitz’s termination date) and 12 months of his COBRA premiums and (ii) the accelerated vesting of outstanding time-based equity awards that are scheduled to vest over the 12 month period following the termination date. Also for as long as Mr. Schmitz serves as the Company’s Interim Chief Financial Officer, in the event that Mr. Schmitz’s employment is terminated without cause or for good reason in connection with a change in control of the Company, he will receive severance benefits equal to (i) 12 months of his salary, monthly stipend (if still in effect upon Mr. Schmitz’s termination date) and 12 months of his COBRA premiums, (ii) a pro-rated portion of his target cash bonus and (iii) the accelerated vesting of all of his outstanding equity awards.

The above description of the offer letter between the Company and Mr. Schmitz is qualified in its entirety by the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
There are no family relationships between Mr. Schmitz and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Schmitz has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Schmitz and any other person pursuant to which he was appointed as an officer of the Company.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.1	Offer letter, dated October 12, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: October 13, 2021
By: /s/ Aaron Cooper Name: Aaron Cooper Title: Interim Chief Executive Officer